Exhibit 12.1

	Year End.	Year End.	Year End.	Year End.	Year End.
	2007	2006	2005	2004	2003
RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
Pretax (loss)	$(34,036)	$(23,284)	$(18,642)	$(12,286)	$(10,390)
Add:
Interest expense	—	—	—	3	17
Interest factor of rental expense (a)	176	100	100	131	351
Total Earnings	(33,860)	(23,184)	(18,542)	(12,152)	(10,022)

Fixed Charges:
Interest expense	—	—	—	3	17
Interest factor of rental expense (a)	176	100	100	131	351
Total fixed charges	176	100	100	134	368
Deficiency of earnings to cover fixed charges	$(34,036)	$(23,284)	$(18,642)	$(12,286)	$(10,390)

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings	($33,860)	($23,184)	$(18,542)	$(12,152)	$(10,022)

Fixed Charges:
Interest expense	—	—	—	3	17
Interest factor of rental expense (a)	176	100	100	131	351
Preferred stock expense (b)	19	161	212	270	402
Total fixed charges & dividends	195	261	313	404	770
Deficiency to cover fixed charges and preferred dividends	$(34,055)	$(23,445)	$(18,854)	$(12,556)	$(10,792)

(a) COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
Operating rental expense	529	301	302	394	1,058
Interest factor	33%	33%	33%	33%	33%
Total	176	100	100	131	351
(b) COMPUTATION OF PREFERRED STOCK EXPENSE:
Preferred dividends	12	96	127	162	241
Tax effect	60%	60%	60%	60%	60%
Total	19	161	212	270	402